TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

      Fund:       U S Small Co Opportunities   Security: Harbinger Corp
                                                         Common Stock
      Issuer:     Harbinger Corp

   REQUIRED INFORMATION                           APPLICABLE RESTRICTION

1 .     Offering Date               7/29/97       None

2.      Total Size of Offering   89,175,000       None

3.      Unit Price of Offering        30.75       None

4.      Underwriting  Spread          1.535       Morgan Guaranty determination
                                                  must be made

5.      Years of Issuer's Operations      9       Must be at least three*

6.      Underwriting  Spread           firm       Must be firm

7.      Trade Date                  7/29/97       No later than 1 day after #1

8.      Portfolio Assets on Trade Date 25,278,439 None

9.      Price Paid per Unit           30.75       Must not exceed #3  ($30.75)

10.     Total Price Paid by Portfolio   61,500    Must not exceed #8 x 3%
                                                  ($758,353.17)

11.     Total Price Paid by Portfolio plus        If less than $500,000, must
          Total Price  Paid for  same sec -       not exceed #2x10% (8,917,500),
          urities by associated Funds   61,500    otherwise must not exceed
                                                  #2  x 4% ( N/A)

12.     List of Underwriters from whom            Must not include  Morgan
         Portfolio purchased                      Guaranty or affiliates **
                                                  Alex Brown Sons




      Morgan Guaranty has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                                  /s/Marian Pardo
                                                  Portfolio Manager

      * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

     ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


      List of Underwriters or Dealer from whom Portfolio purchased:
                  Alex Brown Sons